UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011

API TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-29429	98-0200798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL 32819

(Address of principal executive offices, including zip code)

(407) 909-8015

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 18, 2011, API Technologies Corp. (the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company and the Purchasers (as defined therein, including the Company’s Chief Financial Officer, Claudio Mannarino, and two of its directors, Eric Goldberg and Donald Wright), pursuant to which the Company will issue 17,095,102 shares of its common stock (the “Shares”) in a private placement for a purchase price of $6.00 per Share. The Company will receive aggregate gross proceeds of approximately $102,570,614 million from the private placement.

The Company has also agreed to use commercially reasonable efforts to list its common stock on the NASDAQ Stock Market (“NASDAQ”). Until the Company’s listing on NASDAQ, the Company has agreed that its board of directors will include at least 3 independent directors (determined in accordance with NASDAQ’s listing rules).

Furthermore, the Purchase Agreement provides that until March 18, 2016, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of a majority of the independent directors of the Company (determined in accordance with NASDAQ’s listing rules), either directly or indirectly:

•	enter into, modify, or amend any contract, agreement, arrangement, or transaction with any affiliate of the Company, subject to certain exceptions;

•	effect any reverse stock split or stock combination;

•

repurchase, redeem, cancel or otherwise consummate a transaction involving any securities of the Company if the effect thereof would cause Vintage Capital Management, LLC and/or its affiliates to own ninety percent (90%) or more of any class of securities of the Company; or

•

approve, enter into or consummate any Change in Control (as defined in the Purchase Agreement) transaction in which Vintage Capital Management, LLC or any of its affiliates (i) is receiving any transaction fees or other fees or (ii) is being paid, in respect of any equity securities of the Company, any consideration in addition to or in a different form than what is being paid to all other holders of the Company’s common stock.

In addition, the Purchase Agreement provides that if the Company proposes to issue any shares of its common stock or securities that include the right to acquire its common stock, other than in certain issuances, each Purchaser that holds at least 5% of the Company’s outstanding common stock (calculated on a fully converted and exchanged basis) has the right to purchase its pro rata share of such securities, based on the number of shares of common stock (including shares of the Company’s common stock issuable upon conversion or exchange of other securities of the Company) held by such Purchaser in the Company before such issuance.

Pursuant to a Registration Rights Agreement entered into by and among the Company and the Purchasers in connection with the Purchase Agreement (the “Registration Rights Agreement”), the Company agreed to prepare and file a registration statement covering the resale of the Shares as soon as commercially practicable after March 18, 2011, and to use commercially reasonable efforts to have such registration statement declared effective by the Commission as soon as practicable. The Company will also agree to use commercially reasonable efforts to keep the registration statement continuously effective until the earliest to occur of: (x) March 18, 2016, (y) the date on which all of the Shares sold pursuant to the Purchase Agreement may be sold under Rule 144, or (z) the date on which all of the Shares sold pursuant to the Purchase Agreement have been sold by the Purchasers.

The foregoing is not a complete summary of the terms of the private placement, Purchase Agreement or Registration Rights Agreement described in this Item 1.01, and reference is made to the complete text of the form of Purchase Agreement and form of Registration Rights Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which are incorporated by reference into this Item 1.01.

Item 3.02.	Unregistered Sales of Equity Securities.

The information pertaining to the issuance of the Shares pursuant to the Purchase Agreement in Item 1.01 is incorporated herein by reference in its entirety. Upon issuance, the resale of the Shares will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue the Shares in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Common Stock Purchase Agreement dated as March 18, 2011 by and among API Technologies Corp. and the Purchasers listed on Exhibit A.

10.2	Registration Rights Agreement dated as March 18, 2011 by and among API Technologies Corp., the persons and entities listed on Exhibit A, and, with respect to Section 8(l) only, Vintage Albany Acquisition, LLC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API Technologies Corp.
a Delaware corporation

Dated: March 18, 2011	By:	/s/ Andrew Laurence
Andrew Laurence
Vice President of Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Common Stock Purchase Agreement dated as March 18, 2011 by and among API Technologies Corp. and the Purchasers listed on Exhibit A.

10.2	Registration Rights Agreement dated as March 18, 2011 by and among API Technologies Corp., the persons and entities listed on Exhibit A, and, with respect to Section 8(l) only, Vintage Albany Acquisition, LLC.